ATSG To Acquire Two Boeing 767-300s Currently Leased by ABX Air

WILMINGTON, Ohio - August 5, 2014 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced that its aircraft leasing subsidiary, Cargo Aircraft Management, has agreed to purchase two Boeing 767-300ER freighters that ATSG’s airline subsidiary ABX Air currently leases from Guggenheim Aviation Partners, Ltd.
CAM expects to pay Guggenheim $49.9 million for the freighters in transactions expected to close at the end of the third quarter. ABX Air operates them under two multi-year operating leases from Guggenheim that end during 2015 and 2017, respectively. Both are deployed with ABX Air customers.
ATSG also received an option to purchase one more Boeing 767-300 freighter from Guggenheim in 2015.
ATSG President and CEO Joe Hete said, “The Boeing 767-300 freighter is one of the world’s most sought-after cargo aircraft, and is a key component of our growth strategy. Purchasing these aircraft under favorable terms will save a total of $12.4 million in lease payments through 2017, in exchange for lower carrying costs under the attractive terms of our recently amended credit agreement. This is a more efficient financing of aircraft we already operate and expect to continue to deploy with customers for years to come.”
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591